Exhibit 10.2

March 24, 2014

Mr. Jim Welch

1079 Los Altos Avenue

Los Altos, CA 94022

Re:	Separation and Consulting Agreement

Dear Jim:

This letter contains the terms of the separation and consulting agreement (the “Agreement”) which AcelRx Pharmaceuticals, Inc. (the “Company”) is offering to you to assist you in your employment transition.

1. SEPARATION DATE. Your last date of employment with the Company will be March 24, 2014 (the “Separation Date”). On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation pay earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law, regardless of whether or not you sign this Agreement.

2. SEPARATION PAYMENT. Although the Company has no agreement or policy that requires it to pay you severance benefits in this situation, if you sign this Agreement, return it by the deadline specified below, and allow the releases contained herein to become effective, then the Company will pay you a single lump sum amount equal to three (3) months of your current base salary (the “Separation Payment”). The Separation Payment shall be subject to standard payroll deductions and withholdings and will be paid to you within one (1) week after the Effective Date (as defined in Section 15(c) herein).

3. HEALTH CARE CONTINUATION COVERAGE.

(a) COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

(b) COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) June 30, 2014; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.

(c) Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. On the thirtieth (30th) day following your Separation from Service, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following the Separation from Service through such thirtieth (30th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.

4. CONSULTING PERIOD. If you sign this Agreement, return it by the deadline specified below, and allow the releases contained herein to become effective, then the Company also will retain you as a consultant to the Company after your Separation Date under the terms specified below. The consulting relationship commences on the Separation Date and continues for three (3) months thereafter (the “Consulting Period”), unless terminated earlier as provided herein.

(a) Consulting Services. You agree to provide consulting services to the Company in any area of your expertise upon request by the Company’s CEO up to a maximum of ten (10) hours per week. The Company anticipates that you will provide services in connection with special projects in the finance area. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself reasonably available to perform such consulting services throughout the Consulting Period.

(b) Consulting Fees. During the Consulting Period, you will receive consulting fees of $150.00 per hour for each hour and portion thereof during which you actually provide services to the Company (“Consulting Fees”).

(c) Independent Contractor Relationship. Your relationship with the Company during the Consulting Period is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. You will not be entitled to any of the benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits.

(d) Taxes and Withholding. As a consultant, the Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will issue you a Form 1099 with respect to your Consulting Fees. You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacity, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to all compensation you receive under this Agreement, with the exception of the employer’s share of social security, if any.

(e) Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(f) Confidential Information and Inventions. You agree that your Confidential Information and Invention Assignment Agreement (the “Employee Non-Disclosure Agreement”), a copy of which is attached as Exhibit A, shall govern any Company information to which you have access or which you develop, or inventions made by you, while performing services during the Consulting Period.

(g) Other Work Activities. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, and obtain the Company’s written consent, before you obtain competitive employment, perform competitive work for any business entity, or engage in any other work activity that is competitive with the Company.

(h) Termination of the Consulting Period. The Consulting Period shall end on the earliest to occur of the following:

(1) Expiration of the Consulting Period. The Consulting Period shall end three (3) months after the Separation Date, unless terminated earlier as provided herein.

(2) Your Notice. You may terminate the Consulting Period at any time upon two (2) weeks’ written advance notice. If the Consulting Period is terminated by you for any reason, you will be entitled to Consulting Fees for all hours actually incurred by you up to the last date that you actually provide consulting services.

(3) Notice by the Company For Breach. The Company may end the Consulting Period immediately if you breach any of your obligations hereunder or breach any of your obligations under your Employee Non-Disclosure Agreement. In such an event, you will be entitled to Consulting Fees for all hours actually incurred by you up to the last date that you actually provide consulting services.

5. OPTIONS AND RESTRICTED STOCK UNITS (RSUs). Notwithstanding the Consulting Period or anything in the governing stock option plans, any stock options granted to you shall cease vesting as of the Separation Date. Your right to exercise any vested options is set forth in the applicable plans and option agreements and your right to exercise any vested options will cease ninety (90) days after the actual end of the Consulting Period. Similarly, notwithstanding any provisions in your restricted stock purchase agreement, any restricted stock units provided to you shall also cease vesting as of the Separation Date and any restricted stock units which are unvested as of the Separation Date shall terminate and be returned to the applicable plan. Other than as expressly modified herein, your stock options shall continue to be governed by your stock option agreements and governing stock option plan, and your restricted stock units shall continue to be governed by your restricted stock purchase agreements.

6. UNEMPLOYMENT BENEFITS. You are entitled to submit a claim for unemployment compensation benefits to the Employment Development Department for the State of California (the “EDD”). Your eligibility to receive unemployment compensation will be determined solely by the EDD. As part of this Agreement, the Company agrees that it will not characterize your separation as a voluntary departure “without good cause,” or as a discharge in connection with “misconduct,” as those terms are defined in California Unemployment Insurance Code Section 1256, and will not in any manner challenge or dispute any claim for unemployment compensation benefits that you may bring.

7. NO OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation such as base salary, bonus, variable compensation, equity, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options (if timely exercised by you). By way of example, but not limitation, you represent and warrant that you have not earned, and are not owed, any commissions, bonus, or incentive compensation that has not already been paid to you.

8. EXPENSE REIMBURSEMENTS. The Company will reimburse you for expenses pursuant to its regular business practice provided you submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, within seven (7) days of the Separation Date.

9. RETURN OF COMPANY PROPERTY. Within seven (7) days after the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, clinical data, research and development information, operational and personnel information, sales and marketing information, customer lists, prospect information, notes, drawings, records, plans, forecasts, reports, financial data, payroll information, spreadsheets, studies, analyses, proposals, agreements, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within the required timeframe.

10. PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge and reaffirm your continuing obligations under your Employee Non-Disclosure Agreement.

11. CONFIDENTIALITY. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

12. NO DISPARAGEMENT. You agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

13. NO ADMISSIONS. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party and neither party makes any such admission.

14. COOPERATION AND ASSISTANCE. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims. However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law. Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

15. RELEASE OF CLAIMS

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section 14 is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days in which to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (by providing written notice of your revocation to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

(d) Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

(e) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

15. DISPUTE RESOLUTION. To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, CA conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

16. MISCELLANEOUS. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date below and return the fully signed Agreement to me within 21 days of your receipt of this Agreement. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

Thank you for your efforts on behalf of the Company and I wish you the best in your future endeavors.

Sincerely,

AcelRx Pharmaceuticals, Inc.

By:	/s/ Richard King
Richard King Chief Executive Officer

UNDERSTOOD AND AGREED:

/s/ Jim Welch
Jim Welch

3/26/2014
Date

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

A-1